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                                                                EXHIBIT 5

                        [LATHAM & WATKINS LETTERHEAD]




                              December 23, 1996




IDEX Corporation
630 Dundee Road, Suite 400
Northbrook, Illinois 60062

        Re: Registration Statement on Form S-8 for 1996 Stock Plan for Officers of IDEX Corporation, 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation, Amended and Restated IDEX Corporation Directors Deferred Compensation Plan, IDEX Corporation Deferred Compensation Plan for Non-Officer Presidents and IDEX Corporation Deferred Compensation Plan for Officers

Ladies and Gentlemen:

        We have acted as your special counsel in connection with the above-captioned Registration Statement (the "Registration Statement") with respect to the offer and sale of up to 1,400,000 shares of Common Stock of IDEX Corporation, par value $.01 per share (the "Stock") and $24,903,125 in deferred compensation obligations ("Obligations"), pursuant to the 1996 Stock Plan for Officers of IDEX Corporation, 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation, Amended and Restated IDEX Corporation Directors Deferred Compensation Plan, IDEX Corporation Deferred Compensation Plan for Non-Officer Presidents and IDEX Corporation Deferred Compensation Plan for Officers (the "Plans").

        We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization, issuance and sale of the Stock and the authorization of the Obligations, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies


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IDEX Corporation
December 23, 1996
Page 2


certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of Illinois and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

        Based on the foregoing, it is our opinion that the Stock, when issued or sold in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and nonassessable and that the Obligations, when arising under the Plans in accordance with their respective terms, will be duly authorized, legally valid and binding obligations of the Company, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; and the effect of general principles of equity including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.

        We consent to your filing this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       /s/ Latham & Watkins